Exhibit 99.1
Pactiv Stockholders Approve Merger Agreement with Reynolds
     LAKE FOREST, IL, November 15, 2010 — Pactiv Corporation (NYSE: PTV), a leader in the consumer and foodservice packaging markets, announced that Pactiv stockholders, at a special meeting of stockholders held today, voted to approve the merger agreement providing for the acquisition of Pactiv by Reynolds Group Holdings Limited. Pursuant to the merger agreement, a subsidiary of Reynolds will merge with and into Pactiv and Pactiv will become an indirect wholly owned subsidiary of Reynolds. Subject to the satisfaction or waiver of the remaining closing conditions, Pactiv expects the transaction to close on or about November 16, 2010.
Cautionary Statements
     Statements about the expected timing, completion, and effects of the proposed merger between Pactiv and Reynolds constitute forward-looking statements. A variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including, among other things, failure of financing or failure to satisfy closing conditions. More detailed information about other risks and uncertainties is contained in Pactiv’s Annual Report on Form 10-K at page 23 filed with the SEC as revised and updated by Forms 10-Q and 8-K as filed with the Commission.
About Pactiv
     Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.